Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

Between

HOME BANCORP, INC.

And

GS FINANCIAL CORP.

Dated as of March 30, 2011

i

4.20	Loan Portfolio	22
4.21	Property	23
4.22	Derivative Transactions	23
4.23	State Takeover Laws and Charter Provisions	23
4.24	Insurance	24
4.25	Labor Matters	24
4.26	Intellectual Property	25
4.27	Transactions with Affiliates	26

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PARENT	26

5.1	Corporate Organization	26
5.2	Parent Bank	27
5.3	Authority; No Violation	27
5.4	Consents and Approvals	28
5.5	Reports	28
5.6	Broker’s Fees	29
5.7	Absence of Certain Changes or Events	29
5.8	Parent Information	29
5.9	Ownership of Company Common Stock	29
5.10	Approvals	29
5.11	Parent Plans	29
5.12	Ability to Pay Merger Consideration	29

ARTICLE VI	COVENANTS RELATING TO CONDUCT OF BUSINESS	30

6.1	Covenants of the Company	30
6.2	Covenants of Parent	32

ARTICLE VII	ADDITIONAL AGREEMENTS	33

7.1	Regulatory Matters	33
7.2	Access to Information	34
7.3	No Solicitation by Company	35
7.4	Company Shareholder Meeting	39
7.5	Reasonable Best Efforts	39
7.6	Takeover Laws	40
7.7	Parent Employee Benefit Plans	40
7.8	Indemnification	41
7.9	Additional Agreements	42
7.10	Severance Letter	43
7.11	Notification of Certain Matters	43
7.12	Execution and Authorization of Bank Merger Agreement and the Liquidation	43
7.13	Shareholder Litigation	44

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7.14	Public Announcements	44
7.15	Support Agreements	45
7.16	401(k) Plan Matters	45
7.17	Retention Bonuses	45
7.18	No Control of Other Party’s Business	45
7.19	Operating Functions	46

ARTICLE VIII	CONDITIONS PRECEDENT	46

8.1	Conditions to Each Party’s Obligation to Effect the Merger	46
8.2	Conditions to Obligation of Parent	47
8.3	Conditions to Obligation of the Company	48

ARTICLE IX	TERMINATION, AMENDMENT AND WAIVER	48

9.1	Termination	48
9.2	Effect of Termination	50
9.3	Fees and Expenses	50
9.4	Amendment or Supplement	51
9.5	Extension of Time; Waiver	51

ARTICLE X	GENERAL PROVISIONS	52

10.1	Closing	52
10.2	Nonsurvival of Representations, Warranties and Agreements	52
10.3	Notices	52
10.4	Interpretation	53
10.5	Counterparts	54
10.6	Entire Agreement	54
10.7	Governing Law	54
10.8	Enforcement	54
10.9	Severability	54
10.10	Assignment; No Third Party Beneficiaries	54
10.11	Knowledge of the Company	55

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 30, 2011, is entered into between HOME BANCORP, INC., a Louisiana business corporation (“Parent”), and GS FINANCIAL CORP., a Louisiana business corporation (the “Company”).

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the merger of Interim (as hereinafter defined) with and into the Company, the Company to be the surviving corporation (the “Merger”), advisable and in the best interests of Parent and its shareholders, and (ii) authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, advisable and in the best interests of the Company and its shareholders, (ii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved and agreed to recommend approval of this Agreement by the shareholders of the Company;

WHEREAS, as soon as practicable after the execution and delivery of this Agreement, Home Bank, a federal savings bank and wholly-owned subsidiary of Parent (the “Parent Bank”), and Guaranty Savings Bank, a federal savings bank and wholly-owned subsidiary of the Company (the “Company Bank”), will, pursuant to Section 7.12 hereof, enter into an Agreement and Plan of Merger (the “Bank Merger Agreement”), pursuant to which the Company Bank shall merge with and into Parent Bank (the “Bank Merger”), with Parent Bank to be the surviving bank (the “Surviving Bank”), and it is intended that the Bank Merger be consummated immediately following the consummation of the Merger; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger and the Bank Merger, all as specified herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 Organization of Interim; the Merger. Subject to the terms and conditions of this Agreement, Home Bancorp Acquisition Corp., a Louisiana corporation and wholly-owned subsidiary of Parent (“Interim”) to be formed in connection with the transactions contemplated hereby, shall at the Effective Time (as defined in Section 1.2 hereof) be merged with and into the Company in accordance with the Louisiana Business Corporation Law (“LBCL”) (the “Merger”), with the Company as the surviving corporation (hereinafter sometimes called the “Surviving Corporation”). Prior to the Effective Time, Parent shall cause Interim to be organized under the LBCL and, in accordance with all necessary corporate and other approvals, to bind itself to the provisions of this Agreement obligating, benefitting and otherwise affecting it. Simultaneously with or as soon as practicable after the Effective Time, the Surviving Corporation shall be merged with and liquidated into Parent (the “Liquidation”) in accordance with an Agreement and Plan of Merger and Liquidation (the “Liquidation Plan”) to be adopted by Parent and the Company, as the Surviving Corporation in the Merger.

1.2 Effective Time. Subject to the provisions of this Agreement, a certificate of merger with respect to the Merger, complying with the LBCL (the “Certificate of Merger”), shall be duly prepared, executed and delivered by the Company in a form acceptable to Parent for filing with the Secretary of State of the State of Louisiana (the “Secretary of State”) on the Closing Date (as defined in Section 10.1 hereof). The Merger shall become effective at such time as the Certificate of Merger is filed by the Secretary of State or, as the case may be, at such later time as may be specified in the Certificate of Merger (such time being the “Effective Time”).

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the LBCL and those set forth in this Agreement.

1.4 Conversion of Company Common Stock and Interim Common Stock.

(a) At the Effective Time, subject to the other provisions of this Article I, each share of the common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (as defined below) (but excluding Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive the Per Share Cash Consideration, which shall mean twenty - one and no/100 United States Dollars ($21.00). The Per Share Cash Consideration is also referred to herein as “Merger Consideration.” The aggregate Merger Consideration shall not in any event exceed $26,416,698 (the “Aggregate Cash Consideration”).

All of the shares of Company Common Stock converted into Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each a “Certificate”) previously representing any such shares of Company Common Stock or owner of a book entry previously representing a non-certificated share of Company Common Stock (a “Book-Entry Share”) shall thereafter cease to have any rights with respect to such securities, except the right to receive the Merger Consideration applicable to such Certificate or Book-Entry Share, without interest.

(b) At the Effective Time, all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties, including all shares and share equivalents (the “Share Equivalents”) of Company Common Stock held in connection with the Company Bank’s amended and restated 401(k) Plan (the “401(k) Plan”), which includes the Company’s employee stock ownership plan and trust (the “ESOP”) (any such shares and Share Equivalents, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as “Trust Account Shares”) and (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, being referred to herein as “DPC Shares”)) shall be cancelled and shall cease to exist, and no Merger Consideration or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

(c) At the Effective Time, each outstanding share of common stock of Interim, $.01 par value per share (“Interim Common Stock”), shall be converted by virtue of the Merger, automatically and without any action on the part of Parent, as the holder thereof, into an equal number of shares of the Surviving Corporation, which shall then constitute all of the outstanding common stock of the Company, as the Surviving Corporation.

1.5 Restricted Stock. Immediately prior to the Effective Time, all shares of Restricted Company Stock (defined in Section 4.2(a)) then outstanding shall fully vest and shall be converted into Merger Consideration as provided in Section 1.4(a).

1.6 Parent Common Stock. Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Parent as contemplated by Section 1.4(b) hereof, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

1.7 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation unless and until thereafter amended in accordance with applicable law.

1.8 Bylaws. At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation unless and until thereafter amended in accordance with applicable law.

1.9 Directors and Officers.

(a) At and after the Effective Time, the directors of Interim shall become the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The directors of the Company and the Company Bank immediately prior to the Merger shall submit their resignations, to be effective as of the Effective Time and the effective time of the Bank Merger, respectively.

(b) The officers of Interim shall become the officers of the Surviving Corporation at and after the Effective Time, unless and until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and the LBCL.

1.10 Liquidation; Bank Merger.

(a) Promptly following the Effective Time of the Merger, Parent shall cause the Liquidation to occur by filing a certificate of merger with respect to the merger of the Company (as the Surviving Company in the Merger) with and into Parent, pursuant to the Liquidation Plan.

(b) Promptly following or simultaneously with the Liquidation, the parties will cause the Bank Merger to be consummated pursuant to the Bank Merger Agreement. Parent Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the name “Home Bank”, and, following the Bank Merger, the separate corporate existence of the Company Bank shall cease. The parties agree that the Bank Merger shall become effective simultaneously with the effective time of the Liquidation or as soon thereafter as is practicable. Subject to obtaining such regulatory approvals as may be required, Parent and Parent Bank may, at their option, continue after the effective time of the Bank Merger to operate the former offices of the Company Bank under the name and signage of the Company Bank until the date when Parent Bank completes the conversion of those offices to the systems of Parent Bank (the “Conversion Date”). In order to obtain the necessary regulatory approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for regulatory approval: (i) the Company shall cause the Company Bank to approve the Bank Merger Agreement, the Company, as the sole shareholder of the Company Bank, shall approve the Bank Merger Agreement and the Company shall cause the Bank Merger Agreement to be duly executed by the Company Bank and delivered to Parent and (ii) Parent shall cause Parent Bank to approve the Bank Merger Agreement,

Parent, as the sole shareholder of Parent Bank, shall approve the Bank Merger Agreement and Parent shall cause Parent Bank to duly execute and deliver the Bank Merger Agreement to the Company. Prior to the Effective Time, the Company shall cause the Company Bank, and Parent shall cause Parent Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) simultaneously with the Liquidation or as soon thereafter as is practicable.

1.11 Reservation of Right to Change Structure. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Parent may at any time change the method of effecting the business combinations contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, that (A) any such change shall not affect the United States federal income tax consequences of the Merger to holders of Company Common Stock and (B) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as Merger Consideration, (ii) materially impede or delay consummation of the business combination, or (iii) result in the Bank Merger taking place at any time other than simultaneously with the Liquidation or as soon thereafter as is practicable. In the event Parent elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE II

EXCHANGE OF SHARES OF COMPANY COMMON STOCK

2.1 Parent to Make Cash Available. Immediately prior to the Effective Time, Parent shall deposit in trust with Registrar & Transfer Company (or another third party as may be mutually agreed upon by Parent and the Company), as exchange agent (in such capacity, the “Exchange Agent”), for the benefit of the holders of Certificates and Book – Entry Shares, for exchange in accordance with this Article II, the Aggregate Cash Consideration, so as to permit the Exchange Agent to make the payments required to be made by it pursuant to Section 2.2(a). The deposited funds are referred to as the “Exchange Fund.”

2.2 Exchange of Shares.

(a) As soon as practicable after the Effective Time, and in no event more than five business days thereafter, the Exchange Agent shall mail to each holder of record of Certificates or Book-Entry Shares, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for Merger Consideration. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. Upon surrender of a Certificate or Book-Entry Share for exchange and cancellation to the Exchange Agent, together with a properly executed letter of transmittal, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor a check representing the amount of cash which such holder has the right to receive in respect of the Certificate or Book-Entry Share surrendered pursuant to the provisions of Article I, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration to holders of Company Common Stock.

(b) If any check representing Merger Consideration is to be issued in a name other than that in which the Certificate or Book-Entry Shares surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate or Book-Entry Shares so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with signature guaranteed as the letter of transmittal shall specify, and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a check representing Merger Consideration in any name other than that of the registered holder of the Certificate or Book-Entry Shares surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(c) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for cash, as provided in this Article II.

(d) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for 12 months after the Effective Time shall be returned to Parent. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration, deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to Parent or a public official pursuant to applicable abandoned property, escheat or similar laws.

(e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct (not exceeding the Merger Consideration deliverable with respect to such Certificate) as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or Parent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement, subject to the last sentence of Section 2.2(d).

(f) Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of shares of Company Common Stock or otherwise pursuant to this Agreement such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. Any amounts that are so deducted and withheld shall be paid over to the appropriate taxing authority by Parent or the Exchange Agent and shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, (i) each holder that is to receive a payment pursuant to this Agreement will have the sole and exclusive responsibility for the satisfaction and payment of any such withholding tax obligations imposed on Parent by any governmental entity on account of such payment and (ii) no distribution will be made to or on behalf of such holder pursuant to this Agreement unless and until such holder has made arrangements satisfactory to the Parent and the Exchange Agent for the payment and satisfaction of such withholding tax obligations.

ARTICLE III

DISCLOSURE SCHEDULES

Prior to the execution and delivery of this Agreement, the Company has delivered to Parent, and Parent has delivered to the Company, a schedule (in the case of the Company, the “Company Disclosure Schedule,” and in the case of Parent, the “Parent Disclosure Schedule”) setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Parent, or to one or more of such party’s covenants contained in Articles VI or VII. Disclosure in any section of the Disclosure Schedule of a party shall apply only to the Section of this Agreement indicated in such Disclosure Schedule except to the extent that it is apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect (defined in Section 4.1(a)).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Article III, the Company hereby represents and warrants to Parent as follows:

4.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a Material Adverse Effect on the Company (as defined below). The Company is duly registered as a savings and loan holding company under the Home Owners Loan Act, as amended (“HOLA”). The Articles of Incorporation and Bylaws of the Company, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term “Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, prospects, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Bank, taken as a whole, or (B) prevents or materially impairs the ability of the Company or the Company Bank to consummate, or prevents or materially delays, the Merger or Bank Merger or Liquidation or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, that a Company Material Adverse Effect for purposes of clause (A) shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent (1) generally affecting community savings banks, savings association holding companies or financial holding companies in the United States, or the United States economy or the United States financial, securities or credit markets, including changes in prevailing interest rates, credit availability, liquidity and quality, currency exchange rates, or price levels or trading volumes in the United States securities markets, (2) reflecting or resulting from changes in law or accounting principles generally accepted in the United States (“GAAP”) or regulatory accounting requirements or published interpretations thereof generally affecting community savings banks, savings association holding companies or financial holding companies in the United States, (3) demonstrably resulting from the announcement or pendency of the transactions contemplated by this Agreement, (4) any actions expressly required by this Agreement, including any expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the items referenced in Section 4.15(c) of the Company Disclosure Schedule), or that are taken with the prior informed written consent of Parent in contemplation of the transactions contemplated hereby, and (5) any legal claims asserted by any holder of shares of Company Common Stock or Parent Common Stock arising out of or relating to this Agreement; except, with respect to clauses (1) and (2) to the extent that the impact of such event, change, circumstances, occurrence, effect or state of facts has a disproportionately adverse effect on the Company and the Company Bank, taken as a whole, as compared to similarly situated community savings banks, savings association holding companies or financial holding companies in the United States.

(b) The Company Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company has no other direct or indirect Subsidiaries and owns no equity, membership or other interest, direct or indirect, in any person, firm, partnership, trust or entity (excluding interests acquired upon foreclosure of debts previously contracted in good faith, all of which acquired interests are listed in Section 4.1(b) of the Company Disclosure Schedule). The Company Bank has the corporate (or equivalent) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a Material Adverse Effect on such Subsidiary. The charter, bylaws and similar governing documents of the Company Bank, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the word “Subsidiary” when used with respect to any party means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

4.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”). As of the date of this Agreement, there were 1,257,938 shares of Company Common Stock issued and outstanding (not including 2,180,562 shares of Company Common Stock held by the Company as treasury stock) and no shares of Company Preferred Stock were issued or outstanding. The issued and outstanding Company Common Stock as of the date of this Agreement included 5,009 shares of unvested restricted stock (the “Restricted Company Stock”) issued pursuant to the Company’s Amended and Restated Recognition and Retention Plan (the “Retention Plan”), 114,139 shares allocated under the ESOP provisions of the 401(k) Plan, and all Share Equivalents (if any). As of the date of this Agreement, there were no shares of Company Common Stock or Company Preferred Stock reserved for issuance upon exercise of outstanding stock options, warrants, rights or similar instruments, and there were no shares of restricted stock outstanding except those specified above. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as reflected in Section 4.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of

Company Common Stock or Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or Company Preferred Stock or any other equity security of the Company. The Retention Plan terminated pursuant to its terms in October 2007, and no additional shares of Company Common Stock are available for grants thereunder. Other than as a result of any forfeitures, there are no additional shares of Company Common Stock available for allocation under the ESOP provisions of the 401(k) Plan. As of the date of this Agreement, the names of the holders of unvested Restricted Company Stock and the number of shares thereof held by each of them on the date of this Agreement are set forth in Section 4.2(a) of the Company Disclosure Schedule.

(b) The Company owns, directly, all of the issued and outstanding shares of the capital stock or other equity interests of the Company Bank, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity interest of or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of the Company Bank.

4.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Company Board. The Company Board has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval and adoption at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the Company’s shareholders, by a vote of two-thirds of the shares represented (in person and by proxy) at such meeting (assuming that a quorum is present and acting throughout and assuming the accuracy of the Parent’s representation and warranty in Section 5.9) (the “Company Requisite Vote”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Except as may be set forth in Section 4.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company and the Company Bank of the transactions contemplated hereby, nor compliance by the Company and the Company Bank with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of the Company or the charter, bylaws or similar governing documents of the Company Bank, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or the Company Bank, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or the Company Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or the Company Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4 Consents and Approvals.

(a) Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of a preliminary proxy statement and a proxy statement in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”), (ii) the approval and adoption of this Agreement by the Company Requisite Vote of the shareholders of the Company, (iii) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, the Office of Thrift Supervision (“OTS”) or its successor, (iv) filing of the Certificate of Merger, the Bank Merger Certificates and the certificate of merger with respect to the Liquidation, (v) filing of the Proxy Statement and any amendments or supplements thereto pursuant to the Exchange Act, and (vi) such filings, authorizations or approvals as may be set forth in Section 4.4(a) of the Company Disclosure Schedule (the consents and approvals referred to in clause (vi) are called the “Third Party Consents”), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are required to be made or obtained by the Company in connection with (1) the execution and delivery by the Company of this Agreement and (2) the consummation by the Company of the Merger , the Liquidation and the other transactions contemplated hereby, including the consummation by the Company Bank of the Bank Merger. On the date of this Agreement, the Company knows of no reason why all such filings cannot be timely made or why all such approvals cannot be timely obtained. Pursuant to Section 131 of the LBCL, no appraisal or dissenters’ rights will be available to holders of Company Common Stock in connection with the Merger.

(b) Except as set forth in Section 4.4(b) of the Company Disclosure Schedule, no asset (including Loans, as defined in Section 4.20) or lease (as lessee) or other

Contract (defined in Section 4.15) or right of the Company or the Company Bank will be invalidated or impaired, or will become unenforceable, by reason of the occurrence of the Merger, the Bank Merger or the Liquidation, subject to obtaining the consents referred to in clauses (iii) and (vi) of Section 4.4(a).

4.5 SEC Reports. As used herein, “Company SEC Documents” means, collectively, each registration statement, prospectus, report, schedule and definitive proxy statement, together with any amendments or supplements with respect thereto, filed or provided since December 31, 2005 by the Company with or to the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act. The Company has previously made available to Parent a true and correct copy of each communication mailed by the Company to its shareholders since December 31, 2005. No such Company SEC Document (either when filed or provided with or to the SEC or at its effective time, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company has timely filed all Company SEC Documents and other documents required to be filed by it under the Securities Act and the Exchange Act since December 31, 2005, and, as of their respective dates, all Company SEC Documents complied with the Securities Act, the Exchange Act and the rules and regulations of the SEC with respect thereto. There are no outstanding comments from or unresolved issues raised by the SEC with respect to the Company SEC Documents.

4.6 Regulatory Reports. The Company and the Company Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2005 with (i) the OTS, (ii) the FDIC, and (iii) any other bank regulatory authority (each, a “Regulatory Agency” and collectively, including OTS and FDIC, and the successors to any of them, the “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and the Company Bank, and except as may be set forth in Section 4.6 of the Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or the Company Bank since December 31, 2005. Except as set forth in Section 4.6 of the Company Disclosure Schedule, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or the Company Bank.

4.7 Financial Statements, Books and Records.

(a) The (i) financial statements (including the related notes thereto) included (or incorporated by reference) in the Company SEC Documents, and (ii) financial statements that will be included in the Company’s Form 10-K for the year ended December 31, 2010 (which financial statements referred to in this clause (ii) have been provided to Parent by the Company, subject to the addition of a subsequent event note disclosure solely to reflect the execution and delivery of this Agreement), comply as to form with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC), applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its Subsidiary as of the dates thereof and their respective consolidated results of operations, changes in shareholders’ equity and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. The abovementioned financial statements at a year end (December 31) and for the period then ended have been audited by, and are accompanied by the report of, LaPorte, Sehrt, Romig & Hand, A Professional Accounting Corporation, independent registered public accounting firm with respect to the Company.

(b) Neither the Company nor the Company Bank has, and since December 31, 2010, neither Company nor the Company Bank has incurred, any liabilities or obligations, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, except (i) as set forth in the audited consolidated balance sheet of the Company and Subsidiary at December 31, 2010 (excluding the Notes thereto), (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2010, and (iii) for any liabilities incurred with respect to the transactions contemplated by this Agreement.

(c) The books and records of the Company and the Company Bank have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The records, systems, controls, data and information of the Company and the Company Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Bank (including all means of access thereto and therefrom). The Company and the Company Bank have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) effective to ensure that material information relating to the Company, including its consolidated Subsidiary, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Documents and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s independent registered public accounting firm and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company’s ability to accurately record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.

(d) Since December 31, 2005, (A) neither the Company nor the Company Bank nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of it or the Company Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or the Company Bank has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or the Company Bank, whether or not employed by the Company or the Company Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any of the Company’s directors or officers.

4.8 Broker’s Fees. Neither the Company nor the Company Bank nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, FIG Partners, LLC (“FIG”) in accordance with the terms of a letter agreement dated November 12, 2010, between FIG and the Company, a true and correct copy of which has been previously made available by the Company to Parent.

4.9 Absence of Certain Changes or Events.

(a) Except as may be set forth in Section 4.9(a) of the Company Disclosure Schedule, since December 31, 2010 there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

(b) Except as may be set forth in Section 4.9(b) of the Company Disclosure Schedule, since December 31, 2009 the Company and the Company Bank have carried on their respective businesses in the ordinary course consistent with their past practices.

(c) Except as may be set forth in Section 4.9(c) of the Company Disclosure Schedule, since December 31, 2009 neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee, or director from the amount thereof in effect as of December 31, 2009, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus or (ii) done or suffered any act that, if done or suffered after the date of this Agreement through the Effective Time, would breach or violate any of the covenants in Section 6.1.

4.10 Legal Proceedings.

(a) Except as may be set forth in Section 4.10(a) of the Company Disclosure Schedule, neither the Company nor the Company Bank nor, with respect to the Company or the Company Bank, any of their directors, officers or employees is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (collectively, “Actions”) of any nature against the Company or the Company Bank or, with respect to the Company or the Company Bank, any of their directors, officers or employees, including any such proceeding challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as may be set forth in Section 4.10(b) of the Company Disclosure Schedule, there is no injunction, order, judgment or decree imposed upon the Company, the Company Bank or the assets of the Company or the Company Bank.

4.11 Taxes.

(a) Except as may be set forth in Section 4.11(a) of the Company Disclosure Schedule, each of the Company and the Company Bank has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and all such Tax Returns are true and correct in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined) required to be paid by them, whether or not shown to be due on such Tax Returns. Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, as of the date hereof (i) neither the Company nor the Company Bank has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (ii) with respect to each taxable period of the Company and the Company Bank, the federal and state income Tax Returns of the Company and the Company Bank have been audited by the Internal Revenue Service (“IRS”) or appropriate state tax authorities through December 31, 2006or the time for assessing and collecting income Tax with respect to such taxable period and prior taxable periods has closed and such taxable period and prior taxable periods are not subject to review, and (iii) there are no claims, audits or assessments pending against the Company or the Company Bank for any alleged deficiency in Taxes, and the Company has not been notified in writing of any proposed Tax claims, audits or assessments against the Company or the Company Bank (other than, in each case, claims, audits or assessments for which adequate reserves in the financial statements of the Company have been established). There are no material liens for Taxes upon the assets of the Company or the Company Bank, other than liens for current Taxes not yet due and payable. All Taxes required to be withheld, collected or deposited by or with respect to the Company and the

Company Bank have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority. Neither the Company nor the Company Bank is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method. Except with respect to the affiliated group of corporations of which the Company is the common parent (as defined by Section 1504(a) of the Code), neither the Company nor the Company Bank is a party to any Tax allocation or Tax sharing agreement or otherwise has any liability for the Taxes of any person (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), or (iv) otherwise. Neither the Company nor the Company Bank has entered into any transaction that is either a “listed transaction” or that the Company believes in good faith is a “reportable transaction” (both as defined in Treas. Reg. Section 1.6011-4, as modified by periodically updated Revenue Procedures and other applicable published IRS guidance). Neither the Company nor the Company Bank has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) For the purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, or local or foreign taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, unclaimed property, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

4.12 Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, the Company Bank or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any present or former employee, director or consultant of the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any liability or obligation, contingent or otherwise (collectively, the “Plans”).

(b) The Company has heretofore made available to Parent with respect to each of the Plans true and correct copies of each of the following documents, if applicable: (i) the Plan document and any amendment thereto (or if there is no Plan document, a summary of the material terms of the Plan); (ii) any related trust or other funding vehicle; (iii) any actuarial report and annual report for such Plan for the most recent two years for which such reports are available; (iv) the most recent determination letter from the IRS for such Plan; and (v) the most recent summary plan description and related summaries of material modifications.

(c) Except as may be set forth in Section 4.12(c) of the Company Disclosure Schedule: each of the Plans has been established and has at all times been operated and administered in material compliance with its terms and applicable law, including the Code and ERISA; there is no material liability relating to the Plans (with materiality determined with respect to the Plans in the aggregate) that has not been disclosed on the Company’s financial statements in accordance with GAAP and any other applicable legal and accounting requirements, as described in Section 4.7, and such liability with respect to any Plan will not materially increase as a result of the Merger, the Bank Merger or the Liquidation; each of the Plans intended to be “qualified” within the meaning of section 401(a) of the Code has received a favorable determination letter from the IRS, and, to the Company’s knowledge, no event has occurred that would reasonably be expected to affect such determination; each of the Plans has been timely amended to comply with current law and regulations; no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither the Company nor any ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Plan pursuant to Title IV of ERISA; to the knowledge of the Company, no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA; no “reportable event,” as such term is defined in section 4043(c) of ERISA, has occurred with respect to any Plan; no non-exempt “prohibited transaction” (within the meaning of section 4975 of the Code or section 406 of ERISA) or breach of any fiduciary duty described in section 404 of ERISA has occurred that could result in any liability, direct or indirect, for the Company or an ERISA Affiliate or any shareholder, officer, director or employee of the Company or an ERISA Affiliate; neither the Company nor the Company Bank has any liability with respect to post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or the Company Bank; each Plan that is a group health plan (within the meaning of section 5000(b)(1) of the Code) complies, and in each and every case has complied, with all of the requirements of ERISA and section 4980B of the Code; no condition exists that presents a material risk to the Company of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA; all amounts that the Company and its ERISA Affiliates are required to pay as contributions to the Plans as of the last day of the most recent fiscal year of each of the Plans have been paid; all benefits accrued under any funded or unfunded Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP; all monies withheld from employee paychecks with respect to Plans have been transferred to the appropriate Plan in a timely manner as required by applicable law; no contract, Plan or arrangement (written or otherwise) (including provisions that become operative by virtue of this Agreement) covering any employee or former employee of the Company or the Company Bank provides for payments that would not be deductible under Section 162(m) of the Code; no contract, Plan or arrangement (written or otherwise) (including provisions that become operative by virtue of this Agreement) covering any disqualified individual (within the meaning of section 280G(c) of the Code) of the Company or the Company Bank provides for payments (including but not limited to liability associated with any gross-up payment under any such contract, Plan or arrangement) that will result in any nondeductible compensation under section 280G(a) of the Code or will result in an excise tax payable by such disqualified individuals under section 4999 of the Code; no Plan is a multiemployer plan (within the meaning of section 4001(a)(3) of ERISA) and no Plan is a multiple employer plan as defined in section 413 of the Code; there are no pending or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto; each Plan that is deemed to constitute a nonqualified deferred compensation plan subject to section 409A of the Code has been operated between January 1, 2005 and December 31, 2008 in good faith compliance with section 409A of the Code and the applicable notices and proposed regulations thereunder, and since January 1, 2009 has been operated in accordance with, and is in documentary compliance with, the final regulations under section 409A of the Code; each such plan has been amended to comply with section 409A of the Code, and no Plan subject to section 409A of the Code triggers the imposition of penalty taxes under section 409A of the Code; neither the Company nor the Company Bank has any obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty, tax or interest under section 409A of Code; all Plans may be amended or terminated without penalty by the Company or the Company Bank at any time on or after the Closing; all persons classified by the Company or its ERISA Affiliates as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified; the Company and its ERISA Affiliates have fully and accurately reported the compensation of their independent contractors on IRS Forms 1099 when required to do so; the Company and its ERISA Affiliates have no obligations to provide benefits with respect to such persons under Plans or otherwise; no individuals are currently providing, or have ever provided, services to the Company or its ERISA Affiliates pursuant to a leasing agreement or similar type of arrangement, nor has the Company or its ERISA Affiliates entered into any arrangement whereby such services will be provided; and no Plan has any loan or borrowings from any person (including the Company and the Company Bank).

4.13 Company Information. The Proxy Statement and any amendment or supplement thereto (except for such portions thereof that are provided for inclusion therein by Parent or Parent Bank) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement and any amendment or supplement thereto will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

4.14 Compliance with Applicable Laws. Since December 31, 2005, the Company and Company Bank have complied in all material respects with all laws, statutes, orders, rules, regulations, policies and guidelines of any Governmental Entity (collectively, “Laws”) applicable to the Company and the Company Bank. Each of the Company and the Company Bank holds, and has held continuously since December 31, 2005, all licenses, franchises, permits, variances, exemptions, operating certificates, orders, approvals and authorizations necessary for the lawful conduct of business under and pursuant to all applicable Laws, and neither the Company nor the Company Bank has since December 31, 2005, received notice of any violations of any of the above.

4.15 Certain Contracts.

(a) Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor the Company Bank is a party to or bound by any contract (whether written or oral) (i) with respect to the service of any directors, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, or any of their respective Subsidiaries to any officer, director, employee, agent or consultant of the Company or the Company Bank, (iii) which as of the date of this Agreement is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or part after the date of this Agreement, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) involving the payment of more than $10,000 per annum in the case of any one such agreement or $25,000 in total payments in the case of any one such agreement, (v) which materially restricts the conduct of any line of business by the Company or the Company Bank, (vi) that contains any noncompetition or exclusive dealing agreements or other agreement or obligation that purports to materially limit or restrict in any respect the ability of the Company or the Company Bank to compete in any line of business or with any person or entity or in any geographic area or which grants any right of first refusal, right of first offer or similar right; (vii) any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization or other business combination, or asset sale or sale of equity securities with respect to the Company or the Company Bank; (viii) any contract relating to the borrowing of money by the Company or the Company Bank or the guarantee by the Company or the Company Bank of any such obligation of a third party (other than deposit liabilities and Federal Home Loan Bank borrowings, contracts pertaining to fully-secured repurchase agreements and contracts relating to endorsements for payment, guarantees and letters of credit made in the ordinary course of business consistent with past practice), including any sale and leaseback transactions, capitalized leases and other similar financing transactions; (ix) any contract that involves expenditures or receipts of the Company or the Company Bank in excess of $25,000 per year (other than pursuant to loans originated or purchased by the Company or the Company Bank in the ordinary course of business consistent with past practice); (x) any contract (other than a Plan) with respect to the employment or compensation of any officers or directors; (xi) any contract containing a “most favored nations” clause or other similar term providing preferential pricing or treatment to a party; (xii) any contract relating to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or relating to the formation, creation or operation, management or control of any partnership, limited liability company or joint venture, in each case with any third parties, or any contract which limits payments of dividends and (xiii) any Regulatory Agreement (defined in

Section 4.16). Each contract of the type described in this Section 4.15(a), whether or not set forth in Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract.” The Company has previously delivered or made available to Parent true and correct copies of each contract of the type described in this Section 4.15(a) except those that are filed or incorporated by reference in the Company SEC Documents.

(b) Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding and in full force and effect, (ii) each of the Company and the Company Bank has performed all obligations required to be performed by it under each Company Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or the Company Bank under any Company Contract, and (iv) no other party to any Company Contract is, to the knowledge of the Company, in violation or default in any respect thereunder.

(c) Section 4.15(c) of the Company Disclosure Schedule sets forth a schedule of the estimated cash outlays, accounting write-offs and all other costs, expenses, charges, write-offs and termination fees that would be incurred by the Company and the Company Bank for terminating the agreement referenced therein.

4.16 Agreements with Regulatory Agencies. Except as may be set forth in Section 4.16 of the Company Disclosure Schedule, neither the Company nor the Company Bank is or since December 31, 2005 has been subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolution at the request of (each, whether or not set forth on Section 4.16 of the Company Disclosure Schedule, a “Regulatory Agreement”), any Regulatory Agency that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any Regulatory Agreement.

4.17 Environmental Matters. Except as may be set forth in Section 4.17 of the Company Disclosure Schedule:

(a) Each of the Company and the Company Bank, and each of the Participation Facilities and, to the knowledge of the Company, the Loan Properties (each as hereinafter defined), are in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace (“Environmental Laws”);

(b) There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any governmental entity or other forum in which the Company or the Company Bank or any Participation Facility or, to the knowledge of the Company, any Loan Property, has been or may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure of or to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or the Company Bank, any Participation Facility or any Loan Property; and

(c) During the period of (x) the Company’s or the Company Bank’s ownership or operation of any of their respective current or former properties, (y) the Company’s or the Company Bank’s participation in the management of any Participation Facility, or (z) the Company’s or the Company Bank’s interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or, to the knowledge of the Company, Loan Property in a manner that requires remediation under any Environmental Law. Prior to the period of (x) the Company’s or the Company Bank’s ownership or operation of any of their respective current or former properties, (y) the Company’s or the Company Bank’s participation in the management of any Participation Facility, or (z) the Company’s or the Company Bank’s interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or, to the knowledge of the Company, Loan Property in a manner than requires remediation under any Environmental Law.

The following definitions apply for purposes of this Section 4.17: (x) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (y) “Loan Property” means any property that the Company or the Company Bank holds as other real estate owned or in which the Company or the Company Bank holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) “Participation Facility” means any facility in which the Company or the Company Bank operates or participates in the management and, where required by the context, said term means the owner or operator of such facility.

4.18 FIG Opinion. Prior to the execution of this Agreement, but not more than 10 days prior thereto, the Company received an opinion from FIG to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the shareholders of the Company is fair to such shareholders from a financial point of view.

4.19 No Trust or Investment Services. Neither the Company nor the Company Bank has at any time since December 31, 2005, provided trust services or investment services or given investment advice, including advice to municipalities or other governmental subdivisions concerning the issuance or sale of municipal securities.

4.20 Loan Portfolio.

(a) Except as set forth in Section 4.20(a) of the Company Disclosure Schedule, as of the month-end immediately preceding the date of this Agreement, neither the Company nor the Company Bank was a party to any written or oral (i) loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), (x) under the terms of which the obligor was 60 or more days delinquent in payment of principal or interest on such date or (y) under the terms of which the obligor was, at such date, in material default of any provision under such Loan (for the purposes of this clause (y), the failure of the borrower to deliver financial and other data as required by the relevant loan agreement shall not by itself be deemed a material default), (ii) Loan with any director, executive officer or five percent or greater shareholder of the Company or the Company Bank , or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, (iii) Loan that, as of such date, was classified (whether by any Regulatory Agency or internal personnel), or with the exercise of reasonable diligence should have been classified by internal personnel, as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of such date and the identity of the borrower thereunder, or (iv) Loan in violation of any Laws applicable to the Company or the Company Bank including those promulgated, interpreted or enforced by any Regulatory Agency. Section 4.20(a) of the Company Disclosure Schedule lists each asset of the Company that as of such date was classified as “other real estate owned” and the book value thereof.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Each outstanding Loan (including Loans held for resale) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the Company’s written underwriting standards (and, in the case of Loans held for resale, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(d) None of the agreements, if any, pursuant to which the Company or the Company Bank has sold Loans or pools of Loans or participation in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

4.21 Property. Each of the Company and the Company Bank has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests (collectively, “Liens”) to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated balance sheet of the Company as of December 31, 2010 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions of or encumbrances on such properties or assets in the ordinary course of business after the date of such balance sheet, (v) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business, (vi) liens securing obligations that are reflected in such consolidated balance sheet or (vii) the lessor’s interest in any such property that is leased. All leases pursuant to which the Company or the Company Bank, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Company nor the Company Bank nor, to the knowledge of the Company, any other party thereto, is in default thereunder. Section 4.21 of the Company Disclosure Schedule (i) lists each such lease of real property and identifies the leased property by municipal address, and (ii) lists each parcel of real property (other than other real estate owned) that is owned by the Company or the Company Bank, identifies each such property by municipal address, and states whether the Company or the Company Bank has a policy of title insurance with respect thereto.

4.22 Derivative Transactions. Neither the Company nor the Company Bank has, at any time since December 31, 2005, entered into a Derivative Transaction for its own account or for the account of its customers. For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

4.23 State Takeover Laws and Charter Provisions. Assuming the accuracy of the representations and warranties of Parent set forth in Section 5.9 hereof, the Company has taken all necessary action to exempt the transactions contemplated by this Agreement from all applicable Takeover Laws and any comparable provisions in the articles of incorporation or charter or bylaws of the Company or the Company Bank or any “Rights Agreement,” “Poison Pill” or similar anti-takeover agreement or plan to which the

Company or the Company Bank is a party. “Takeover Laws” means any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law, including Sections 12:132 through 12:140.2 of the LBCL

4.24 Insurance. The Company and the Company Bank have policies of insurance to which they are parties or that provide coverage to the Company and the Company Bank and all such policies are valid and enforceable; taken together, provide adequate insurance coverage for the assets and the operations of the Company and the Company Bank for all risks normally insured against by a person carrying on the same business or businesses as the Company and the Company Bank; and are sufficient for compliance with all requirements of Laws. Neither the Company nor the Company Bank has received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (b) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder.

4.25 Labor Matters.

(a) There are no collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of the Company or the Company Bank. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or the Company Bank, and there has been no labor dispute, strike, work stoppage or lockout in the previous five years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or the Company Bank. Neither the Company nor the Company Bank has engaged or is engaging in any unfair labor practice. The Company and the Company Bank are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or the Company Bank to bargain with any labor organization as to wages or conditions of employment is pending or, to the knowledge of the Company, threatened with respect to the Company or the Company Bank before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity.

(b) Neither the Company nor the Company Bank is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of Company, the Company Bank or any of its or their executive officers has received within the past five years any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or the Company Bank and, to the knowledge of the Company, no such investigation is in progress.

4.26 Intellectual Property.

(a) Section 4.26(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all marks, patents and registered copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by the Company or the Company Bank (collectively, “Company Registered IP”). Except as, individually or in the aggregate, has not had a Material Adverse Effect, (i) all Company Registered IP (other than patent applications or applications to register trademarks) is, to the knowledge of the Company, valid and enforceable and (ii) no Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP.

(b) The Company or the Company Bank owns exclusively, free and clear of any and all Liens, all Company Registered IP and all other intellectual property that is material to the business of Company or the Company Bank other than intellectual property owned by a third party that is licensed to the Company or the Company Bank pursuant to an existing license agreement and used by the Company or the Company Bank within the scope of such license.

(c) Each of the Company and the Company Bank has taken all reasonable steps to protect and maintain its rights in its intellectual property and maintain the confidentiality of all information that derives economic value from not being generally known to other persons who can obtain economic value from its disclosure or use, including safeguarding any such information that is accessible through computer systems or networks.

(d) To the knowledge of the Company, none of the activities or operations of the Company or the Company Bank (including the use of any intellectual property in connection therewith) have infringed upon, misappropriated or diluted in any material respect any intellectual property of any third party and neither the Company nor the Company Bank has received any notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred. To the Company’s knowledge, no third party is misappropriating, infringing, or diluting in any material respect any intellectual property owned by or exclusively licensed to the Company or the Company Bank that is material to any of the businesses of Company or the Company Bank.

(e) To the knowledge of the Company, its IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with its business, and no IT Assets that are material to the business of the Company or the Company Bank or to any of their operations, have materially malfunctioned or materially failed within the last three years. The Company and the Company Bank take all reasonable actions to protect and maintain the confidentiality and security of their IT Assets (and all information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. The Company and the Company Bank have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Assets, in each case, that is consistent with customary industry practice. As used herein, “IT Assets” means computers, computer software, code, firmware, servers, work-stations, routers, hubs, switches, data communications lines, and all other information technology equipment owned by Company and its Subsidiaries and used by Company or any of its Subsidiaries in the operation of the business of Company or any of its Subsidiaries.

4.27 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between the Company or the Company Bank, on the one hand, and any (1) executive officer or director of the Company or the Company Bank, (2) record or beneficial owner of five percent (5%) or more of the voting securities of the Company, (3) affiliate or family member of any such executive officer, director or record or beneficial owner or (4) any other affiliate of the Company, on the other hand, except those of a type available to non-affiliates of the Company generally.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Article III, Parent hereby represents and warrants to the Company as follows:

5.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a Material Adverse Effect on Parent, which term shall have, with respect to Parent, a correlative meaning to the definition in Section 4.1(a). Parent is duly registered as a savings and loan holding company under the HOLA. The Articles of Incorporation and Bylaws of Parent, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

(b) Parent Bank is duly organized, validly existing and in good standing as a federal savings bank under the laws of the United States. It has the corporate (or equivalent) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to be licensed or qualified would not have a Material Adverse Effect on it. The deposit accounts of Parent Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. The charter documents and bylaws of Parent Bank, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

(c) Interim will be at the Effective Time an interim stock corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Interim will not engage in any business other than in connection with the transactions contemplated by this Agreement and the Agreement and Plan of Merger and Liquidation referred to in Section 1.1, and Interim will have no material obligations or liabilities other than its obligations hereunder and thereunder.

5.2 Parent Bank.

(a) Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of Parent Bank, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, Parent Bank neither has nor is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party calling for the purchase or issuance of any shares of capital stock or any other equity interest of Parent Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of Parent Bank.

(b) Parent will own, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of Interim, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests will be duly authorized and validly issued and will be fully paid, nonassessable and free of preemptive rights. Interim will not at any time be bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements (other than this Agreement and the Liquidation Plan) of any character with any party calling for the purchase or issuance of any shares of capital stock or any other equity interest of Interim or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of Interim.

5.3 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Parent Board. No other corporate proceedings on the part of Parent are necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby. Specifically (but without limitation), no adoption or approval of this Agreement or the Merger, the Bank Merger or the Liquidation by the shareholders of Parent is required by the LBCL. Prior to the Effective Time, Parent will approve the Merger as the sole shareholder of Interim. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, receivership and similar laws affecting creditors’ rights and remedies generally.

(b) Except as may be set forth in Section 5.3(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent nor the consummation by Parent, Interim and Parent Bank, of the transactions contemplated hereby, nor compliance by Parent, Interim and Parent Bank with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of Parent or Interim, or the charter or bylaws or similar governing documents of Parent Bank or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Interim or Parent Bank or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent, Interim or Parent Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Interim or Parent Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.4 Consents and Approvals. Except for (a) the filings noted in Section 4.4(a)(iii) and (iv), and (b) such other filings, authorizations or approvals as may be set forth in Section 5.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are required to be made by Parent, Interim or Parent Bank in connection with (1) the execution and delivery by Parent of this Agreement and (2) the consummation by Interim of the Merger and the other transactions contemplated hereby, including the consummation by Parent Bank of the Bank Merger and the consummation by Parent of the Liquidation.

5.5 Reports. The Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 with any Regulatory Agency (for the purposes of this Agreement, the term “Regulatory Agency”, when used with respect to Parent, shall include the SEC), and have paid all fees and assessments due and payable in connection therewith. Each of such reports complies in all material respects with the legal requirements applicable thereto. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries.

5.6 Broker’s Fees. Neither Parent, Interim nor Parent Bank, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a fee or commission to, Sandler O’Neill + Partners, L.P.

5.7 Absence of Certain Changes or Events. Except as may be set forth in Section 5.7 of the Parent Disclosure Schedule, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Parent.

5.8 Parent Information. The information relating to Parent, Interim and Parent Bank to be submitted to the Company for inclusion in the Proxy Statement, or to be contained in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.9 Ownership of Company Common Stock.

(a) Neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than Trust Account Shares or DPC shares); and

(b) Neither Parent nor any of its Subsidiaries is an “interested shareholder” of the Company (as such term is defined in Section 132(9) of the LBCL).

5.10 Approvals. As of the date of this Agreement, Parent knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including the Merger, the Liquidation and the Bank Merger) should not be obtained on a timely basis.

5.11 Parent Plans. Parent maintains the employee benefit plans that are listed in Section 5.11 of the Parent Disclosure Schedule (the “Parent Plans”).

5.12 Ability to Pay Merger Consideration. Parent will have available to it as of the Closing sufficient cash to pay the Aggregate Cash Consideration to the Exchange Agent for the benefit of the shareholders of the Company.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, which shall not be unreasonably withheld, the Company and the Company Bank shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Parent, the Company shall not, and shall not permit the Company Bank to:

(a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends on the Company Common Stock declared and paid in the amount of $0.10 per share, but not to exceed in the aggregate for any quarter the Company’s consolidated net income for the quarter preceding the quarter during which such quarterly dividend is paid. The declaration of such dividends shall, if permitted, occur on approximately the same day and month such dividends were declared in 2010;

(b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(c) hereof) any shares of the capital stock of the Company or the Company Bank, or any securities convertible into or exercisable for any shares of the capital stock of the Company or the Company Bank, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

(c) amend its articles of incorporation, bylaws or other similar governing documents;

(d) make any capital expenditures other than those which are made in the ordinary course of business or are necessary to maintain existing assets in good repair and are not in excess of $10,000 in the aggregate;

(e) enter into any new line of business;

(f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

(g) take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(b)) or take any action that may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(h) change its methods of accounting in effect at December 31, 2010, except as required by changes in GAAP or regulatory accounting principles as concurred with by the Company’s independent registered public accounting firm, or make any Tax election or enter into any agreement or arrangement with respect to Taxes, or settle or pay any Taxes that are, on the date of this Agreement, in dispute;

(i) (i) except as set forth in Sections 7.7, 7.16 and 7.17 hereof, as required by applicable Laws or as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any employee benefit plan (including any Plan) or any agreement, arrangement, plan or policy between the Company or the Company Bank and one or more of its current or former directors, officers or employees (including without limitation any retention, stay bonus, severance or change-of-control agreement, arrangement, plan or policy), or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable Laws, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

(j) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

(k) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, engage in any repurchase transactions or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

(l) change its existing deposit policy other than changes made in the ordinary course of business consistent with past practice with respect to interest rates paid on deposits; incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice; or accept any brokered deposits;

(m) sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file any application pertaining to such action with any Regulatory Agency;

(n) change any of its commercial or consumer loan policies, including credit underwriting criteria, or make any material exceptions thereto;

(o) purchase any mortgage loan servicing rights;

(p) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for property or services to which the Company or the Company Bank is a party or by which the Company or the Company Bank or their respective properties is bound, other than the renewal in the ordinary course of business of any lease of real property the term of which expires prior to the Closing Date;

(q) adopt a plan of liquidation or dissolution or otherwise fail to maintain in good standing its corporate existence;

(r) hire or appoint any new executive officer or director;

(s) settle or pay any Action against it in an amount exceeding $25,000;

(t) fail to conduct a Phase 1 environmental study prior to foreclosing on any parcel of commercial real property;

(u) acquire, invest in or create any non-agency mortgage-backed or related securities;

(v) fail to take any action required of it by any Regulatory Agency; or

(w) agree to do any of the foregoing.

6.2 Covenants of Parent. Except as set forth in Section 6.2 of the Parent Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Company, Parent shall not, and shall not permit Parent Bank to:

(a) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(b) take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c)); or

(c) agree to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Regulatory Matters.

(a) The Company shall promptly prepare and file with the SEC the Proxy Statement and Parent shall provide any information reasonably requested by the Company for inclusion therein. The Company shall use its reasonable best efforts to satisfy any requests of the SEC staff with respect to the filing, form or content of the Proxy Statement or any amendment or supplement thereto and, promptly following the expiration or early termination of the required waiting period, the Company shall thereafter mail the Proxy Statement to its shareholders. The Company will advise Parent, promptly after it receives notice thereof, of the issuance of any stop order with respect to the Proxy Statement, of any request by the SEC to amend the Proxy Statement, or of any comments thereon and responses thereto or requests by the SEC for additional information and responses thereto and of the expiration or early termination of the waiting period referred to above. If, prior to the Effective Time of the Merger, any event occurs with respect to the Company or Parent or any change occurs with respect to information supplied by Parent for inclusion in the Proxy Statement that, in any such case, is required to be described in an amendment of, or supplement to, the Proxy Statement, the Company or Parent, as applicable, shall promptly notify the other of them of such event and the parties will cooperate in the prompt filing by the Company with the SEC of any necessary amendment or supplement to the Proxy Statement, and the Company shall promptly disseminate the information in such amendment or supplement to its shareholders.

(b) Parent and the Company shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger, the Liquidation and the Bank Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Liquidation and the Bank Merger and the other transactions contemplated by this Agreement.

(d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

7.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause the Company Bank to, afford to the officers, employees, accountants, consultants, advisers, counsel and other representatives (collectively, “Representatives”) of Parent and Parent Bank, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other Representatives and, during such period, it shall, and shall cause the Company Bank to, make available to Parent and Parent Bank all information concerning its business, properties and personnel as Parent or Parent Bank may reasonably request. Upon reasonable notice and subject to applicable laws relating to the exchange of information, Parent shall, and shall cause Parent Bank to, afford the Representatives of the Company and the Company Bank, reasonable access, during normal business hours during the period prior to the Effective Time, to such of its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other Representatives as may reasonably be requested to establish the correctness of the representations and warranties of Parent set forth in Article V. Neither the parties nor their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, in the reasonable judgment of such party, (A) breach any agreement with any third party in effect on the date of this Agreement, (B) constitute a waiver of the attorney-client or other privilege held by such party or (C) violate any applicable Law. If any of the restrictions in clauses (A) through (C) of the foregoing sentence shall apply, the parties will use their reasonable best efforts to make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws, including antitrust Laws. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, Company will furnish to Parent (a) consolidated financial statements (including balance sheets and statements of operations) of the Company and its Subsidiary as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the Company Board or any committee thereof or the board of directors of the Company Bank or any committee thereof relating to the financial performance and risk management of the Company or the Company Bank. In addition, each party will furnish the other party with a copy of each report filed by it or any of its Subsidiaries with a Governmental Entity (other than portions thereof relating to confidential supervisory or examination materials) within three business days following the filing thereof.

(b) All information furnished by either party to the other pursuant to Section 7.2(a) shall be subject to, and the receiving party shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement, dated December 23, 2010 (the “Confidentiality Agreement”), between Parent and the Company. For purposes of the preceding sentence, all rights and obligations of each of the Company and Parent under the Confidentiality Agreement shall be deemed to be reciprocal so as to apply equally to the other of them, mutatis mutandis.

(c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

7.3 No Solicitation by Company.

(a) The Company shall not and shall cause the Company Bank not to, and shall use and cause the Company Bank to use their reasonable best efforts to cause their respective Representatives not to, directly or indirectly, (i) solicit, initiate, endorse, or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal or offer with respect to, or the making or completion of, any Company Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Company Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or data with respect to, any Company Acquisition Proposal, (iii) approve or recommend any Company Acquisition Proposal, or (iv) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any Company Alternative Acquisition Agreement. The Company shall, and shall cause the Company Bank and the Representatives of the Company and the Company Bank to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Company Acquisition Proposal, (B) request the prompt return or destruction of all confidential information previously furnished in connection therewith and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which the Company, the Company Bank or any of their respective Representatives is a party, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the approval of this Agreement by its shareholders, (1) the Company receives an unsolicited written Company Acquisition Proposal that the

Company Board believes in good faith to be bona fide, (2) such Company Acquisition Proposal was not the result of a material violation of this Section 7.3(a), (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) would be reasonably likely to violate its fiduciary duties under applicable Law, then the Company may (and may authorize the Company Bank and its and their Representatives to) (x) furnish non-public information with respect to the Company and the Company Bank to the person making such Company Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to Company than, those set forth in the Confidentiality Agreement; provided, that any non-public information provided to any person given such access shall have previously been provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Company Acquisition Proposal (and such person’s Representatives) regarding such Company Acquisition Proposal.

(b) Neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent) or refuse to make the Company Board Recommendation (defined in Section 7.4), or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Company Acquisition Proposal (each such action set forth in this Section 7.3(b)(i) being referred to herein as a “Company Adverse Recommendation Change”), or (ii) cause or permit the Company or the Company Bank to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, a “Company Alternative Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Company Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 7.3(a)). Notwithstanding the foregoing, at any time prior to obtaining the approval of this Agreement by its shareholders, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 7.3(b), make a Company Adverse Recommendation Change; provided, that Company shall not make any Company Adverse Recommendation Change in response to a Company Acquisition Proposal, unless (A) Company shall not have breached this Section 7.3 in any material respect and (B):

(i) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Company Acquisition Proposal is a Company Superior Proposal and such Company Superior Proposal has been made and has not been withdrawn and continues to be a Company Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 7.3(b);

(ii) the Company has given Parent at least two (2) business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Company Superior Proposal (including the identity of the person making such Company Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such Company Superior Proposal); and

(iii) prior to effecting such Company Adverse Recommendation Change, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal.

In the event of any material change to the terms of such Company Superior Proposal, the Company shall, in each case, be required to deliver to Parent a new written notice, the notice period shall have recommenced and the Company shall be required to comply with its obligations under this Section 7.3 with respect to such new written notice.

(c) In addition to the obligations of the Company set forth in Sections 7.3(a) and (b), the Company promptly (and in any event within 48 hours of receipt) shall advise Parent in writing in the event the Company or the Company Bank or their Representatives receives (i) any Company Acquisition Proposal or (ii) any request for non-public information (other than requests for information in the ordinary course of business consistent with past practice and unrelated to a Company Acquisition Proposal) or to engage in negotiation that is reasonably likely to lead to or that contemplates a Company Acquisition Proposal, in each case together with the material terms and conditions of such Company Acquisition Proposal or request and the identity of the person making any such Company Acquisition Proposal or request. The Company shall keep Parent reasonably well informed (orally and in writing) in all material respects on a timely basis of the status (including after the occurrence of any material amendment or modification) of any such Company Acquisition Proposal or request and shall provide Parent with copies of all material documentation and correspondence related thereto. Without limiting any of the foregoing, the Company shall promptly (and in any event within 48 hours) notify Parent orally and in writing if it or the Company Bank determines to begin providing non-public information or to engage in negotiations concerning a Company Acquisition Proposal pursuant to Sections 7.3(a) or (b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d) Nothing contained in this Section 7.3 shall prohibit the Company from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing a position contemplated by Rule 14e-2(a) and 14d-9 under the Exchange Act, in each case after the commencement of a tender offer

(within the meaning of Rule 14d-2 under the Exchange Act), (ii) issuing a statement in connection with a Company Acquisition Proposal that does not involve the commencement of a tender offer (within the meaning of Rule 14d-2 under the Exchange Act), so long as the statement includes no more information than would be required for a “stop, look and listen” communication under Rule 14d-9(f) under the Exchange Act as if such provision were applicable, or (iii) making any disclosure to the shareholders of the Company if, in the good faith judgment of the Company Board (after consultation with outside counsel), failure to so disclose would be reasonably likely to violate its duties under applicable Law; provided, that in no event shall this Section 7.3(d) affect the obligations of the Company specified in Sections 7.3(b) and (c); provided further, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall, if it is tantamount to, or serves a substantially similar purpose as, a Company Adverse Recommendation Change, be deemed to be a Company Adverse Recommendation Change (including for purposes of Section 9.1).

(e) For purposes of this Agreement:

(i) “Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any inquiry, proposal or offer with respect to or any, tender or exchange offer to acquire 20% or more of the voting power in the Company or the Company Bank, any inquiry, proposal or offer with respect to a merger, consolidation, share exchange or other business combination involving the Company or the Company Bank or any other inquiry, proposal or offer to acquire, license, lease, exchange or transfer in any manner 20% or more of the voting power in (whether by purchase of newly issued or outstanding shares of Company Common Stock or securities or debt convertible or exchangeable for shares of Company Common Stock), or 20% or more of the business, revenue, net income, assets or deposits of, the Company or the Company Bank, in each case, whether in one or any series of related transactions and whether from one person or any “group” of persons (as defined under Section 13(d) of the Exchange Act).

(ii) “Company Superior Proposal” means any unsolicited bona fide written Company Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of Company from a financial point of view than the transactions contemplated by this Agreement (including taking into account any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 7.3(b) or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

7.4 Company Shareholder Meeting. The Company shall, as promptly as reasonably practicable after the earliest date by which the Definitive Proxy Statement may, in accordance with Regulation 14A under the Exchange Act, be disseminated to the shareholders of the Company, take all action necessary, including as required by and in accordance with the LBCL and the Company’s articles of incorporation and bylaws to (i) duly call, give notice of, convene and (ii) hold a meeting of its shareholders for the purpose of obtaining the approval of its shareholders of this Agreement, including approval of the Merger (the “Company Shareholder Approval”). Except in the case of a Company Adverse Recommendation Change specifically permitted by Section 7.3(b), the Company, through the Company Board, shall take all action necessary to (x) recommended to its shareholders (the “Company Board Recommendation”) that they approve this Agreement and the Merger, (y) include such recommendation in the Proxy Statement and (z) solicit such approval by the shareholders. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 7.4 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Company Acquisition Proposal or the occurrence of any Company Adverse Recommendation Change. Notwithstanding any Company Adverse Recommendation Change, this Agreement shall be submitted to the shareholders of Company at the shareholders meeting for the purpose of approving this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation. In addition to the foregoing, the Company shall not submit to the vote of its shareholders any Company Acquisition Proposal in addition to or in lieu of the transactions contemplated by this Agreement. If the Company Board has effected a Company Adverse Recommendation Change, then the Company Board may submit this Agreement to the Company’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended) in which event the Company Board may communicate the basis for its lack of a recommendation to the Company’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Laws.

7.5 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable (including consummation of the Bank Merger simultaneously with the Liquidation), including using reasonable best efforts to resist, contest or defend any Actions (including administrative actions) challenging the Merger or the completion of the transactions contemplated hereby, and using reasonable best efforts to seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated hereby; provided, that nothing contained herein shall preclude any party from exercising its rights under this Agreement.

7.6 Takeover Laws. Each of the Company and Parent and their respective Boards of Directors shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger, the Bank Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger, the Liquidation, the Bank Merger or any of the other transactions contemplated hereby, use reasonable best efforts to take all action necessary to ensure that the Merger, the Liquidation, the Bank Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

7.7 Parent Employee Benefit Plans.

(a) Prior to the Effective Time, Parent shall take all reasonable action so that employees of the Company and the Company Bank who become employees of Parent or its Subsidiaries (“Continuing Employees”) shall be eligible to participate, effective as soon as each Parent Plan permits (but not sooner than is administratively practicable following the Effective Time), in each of the Parent Plans in which similarly situated employees of Parent or its Subsidiaries participate, to the same extent that such similarly situated employees of Parent or its Subsidiaries participate. From and after the Effective Time, Parent may elect not to provide to the Continuing Employees any benefits which are not then provided by Parent and its Subsidiaries to their employees notwithstanding that such benefits were provided by the Company and its Subsidiaries to their employees immediately prior to the Effective Time.

(b) With respect to each Parent Plan for which length of service is taken into account for any purpose, service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations, if permitted by the Parent Plan. If permitted by the Parent Plan and subject to the requirements of applicable Laws, each Parent Plan shall waive pre-existing condition limitations to the extent such conditions are covered under the applicable Company Plan, and Continuing Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan. In the event of a termination or consolidation of any health plan of the Company or its Subsidiaries, terminated employees of the Company and its Subsidiaries and qualified beneficiaries shall have the right to continued coverage under group health plans of Parent and its Subsidiaries in accordance with COBRA.

(c) As of the Effective Time, Parent shall assume and honor and shall cause the appropriate Subsidiaries of Parent to assume and to honor in accordance with their terms all the Plans, to the extent the Plans are in effect as of the Effective Time. Parent acknowledges and agrees that the Merger will constitute a “change in control” of the Company for all purposes to the extent applicable under the Plans.

7.8 Indemnification.

(a) As used in this Section 7.8, an “Indemnified Party” is any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or the Company Bank and is, or is threatened to be, made a party (other than a party plaintiff) to any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company or the Company Bank or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time. After the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent provided in the Articles of Incorporation and Bylaws of the Company (but not exceeding the fullest extent permitted by applicable Laws), each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation incurred by each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Laws), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall in all cases be obligated pursuant to this Section 7.8(a) to pay for only one firm of counsel for all Indemnified Parties, unless counsel for the Indemnified Parties concludes that conflicts of interest between the Indemnified Parties precludes such counsel from representing all of the Indemnified Parties, in which case, additional counsel, reasonably acceptable to Parent and limited to the fewest number of firms of counsel necessary to resolve such conflicts of interest, shall be retained for such Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws, and (5) Parent shall have no obligation hereunder to any Indemnified Party in respect of any such loss, claim, damage, liability, cost, expense, judgment or amount paid in settlement which, based on the determination of any Governmental Entity, arose out of or resulted from the gross negligence, criminal activity, willful misconduct or recklessness of the Indemnified Party. Any Indemnified Party wishing to claim Indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 7.8 except to the extent such failure to notify materially prejudices Parent. Parent’s obligations under this Section 7.8 shall continue in full force and effect without time limit from and after the Effective Time.

(b) Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least substantially the same coverage and amounts containing terms and conditions which are not substantially less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 175% of the amount of the aggregate premiums paid by the Company for the policy year ended June 30, 2011 for such purpose (which policy year premiums (the “Insurance Amount”) are hereby represented and warranted by the Company to be as set forth in Section 7.8(b) of the Company Disclosure Schedule), and, if Parent is unable to maintain such policy (or substitute policy) as a result of this proviso, Parent shall obtain as much comparable insurance as is available for a period of three years following the Effective Time by payment of such Insurance Amount; provided, further, that (i) Parent may substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Company’s existing policies as of the date thereof or (ii) Parent may request that the Company obtain extended reporting period coverage under the Company’s existing insurance programs (to be effective as of the Effective Time).

(c) If Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 7.8.

(d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and legal representatives.

7.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, Liquidation or Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

7.10 Severance Letter. Parent has delivered to the Company a letter dated on or about the date of this Agreement in which Parent commits to pay specified severance to any employees of the Company and the Company Bank (except any employee who has an employment agreement or letter that provides for severance under specified circumstances) who are not Continuing Employees or who, if they become Continuing Employees, are terminated by Parent or Parent Bank without cause within a specified period following the Effective Time.

7.11 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which, in any such case, relates to the Merger or the other transactions contemplated hereby or (c) any change, condition or event that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate in any material respect as of the Closing Date, provided, that no such notification shall modify any of the representations, warranties, or covenants of the party giving such notice or adversely affect any of the rights or remedies of the party receiving such notice.

7.12 Execution and Authorization of Bank Merger Agreement and the Liquidation.

(a) As soon as reasonably practicable after the date of this Agreement, (a) Parent shall (i) cause the Board of Directors of Parent Bank to approve and adopt the Bank Merger Agreement, (ii) cause Parent Bank to execute and deliver the Bank Merger Agreement, and (iii) approve and adopt the Bank Merger Agreement as the sole shareholder of Parent Bank, and (b) the Company shall (i) cause the Board of Directors of the Company Bank to approve and adopt the Bank Merger Agreement, (ii) cause the Company Bank to execute and deliver the Bank Merger Agreement, and (iii) approve and adopt the Bank Merger Agreement as the sole shareholder of the Company Bank.

(b) The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby. Such terms shall include that the Surviving Bank will be Parent Bank, and that Parent Bank’s board of directors and officers will be the directors and officers of the Surviving Bank at and after the effective time of the Bank Merger, unless and until changed in accordance with applicable Law, except that at the effective time of the Bank Merger the person named in Section 7.15 will serve in the office specified in his Employment Agreement.

(c) As soon as reasonably practicable after the date of this Agreement, (a) Parent shall (i) approve and adopt the Liquidation Plan, (ii) execute and deliver the Liquidation Plan, and (iii) approve and adopt the Liquidation Plan as the sole shareholder of the Company at the time of the Liquidation, and (b) the Company Board shall (i) approve and adopt the Liquidation Plan and, (ii) cause the Company to execute and deliver the Liquidation Plan.

(d) The Liquidation Plan shall contain terms that are normal and customary in light of the transactions contemplated hereby. Such terms shall include that the surviving corporation will be Parent; that Parent’s directors and officers will be the directors and officers of the surviving corporation at and after the effective time of the Liquidation, unless and until changed in accordance with applicable Law; and that Parent’s articles of incorporation and bylaws will be the articles of incorporation and bylaws of the surviving corporation unless and until changed in accordance with the LBCL and such articles of incorporation and bylaws.

7.13 Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement (subject to any considerations regarding attorney-client privilege), and no settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

7.14 Public Announcements. Parent and the Company shall cooperate with respect to the issuing of any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and, without the prior consent of Parent, which consent shall not be unreasonably withheld, the Company shall not issue any such press release or make any public announcement, except as may be required by applicable Laws, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. It is understood that Parent shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 7.14 shall limit Company’s (or Company Board’s) rights under Section 7.3.

7.15 Support Agreements. Concurrently with the execution of this Agreement, each person who serves as a director of the Company has entered into a Support Agreement with Parent in the form of Exhibit 7.15 hereto.

7.16 401(k) Plan Matters. The Company shall take all actions necessary to terminate the 401(k) Plan, including the ESOP provisions thereof, effective as of or immediately prior to the Effective Time. The accounts of all participants and beneficiaries in the 401(k) Plan as of the Effective Time, including the ESOP provisions thereof, shall become fully vested upon termination of the 401(k) Plan. As soon as practicable after the date hereof, the Company shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the 401(k) Plan, including the ESOP provisions thereof, as of or immediately prior to the Effective Time, with a copy to be provided to Parent and its counsel. Prior to the Effective Time, the Company and, following the Effective Time, Parent shall use their respective reasonable best efforts to obtain such favorable determination letter (including, but not limited to, adopting such amendments to the 401(k) Plan, including the ESOP provisions thereof, as may be requested by the IRS as a condition to its issuance of a favorable determination letter. As soon as practicable following the later of the Effective Time or the receipt of a favorable determination letter from the IRS regarding the qualified status of the 401(k) Plan upon its termination, the account balances in the 401(k) Plan, including the ESOP provisions thereof, shall be either distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Parent agrees to permit Continuing Employees to rollover their account balances in the 401(k) Plan to the Parent’s 401(k) Plan, including account balances with respect to the ESOP provisions thereof, as well as any outstanding loan balances that constitute assets in a Continuing Employee’s 401(k) account, to the extent such loan balances are permitted by Parent’s 401(k) Plan.

7.17 Retention Bonuses. Parent and the Company have agreed that it is advisable to pay retention bonuses in agreed amounts to agreed employees of the Company Bank (who do not include any such employee who has an employment agreement or letter that provides for severance under specified circumstances) who become Continuing Employees and remain employees through a specified date. It is currently estimated that the aggregate amount of such retention bonuses, which will be paid approximately 30 days after the Conversion Date, or earlier if determined by Parent in its sole discretion, will be approximately $300,000, if all such bonuses are earned by the recipients.

7.18 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or the Company Bank prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to or after the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.19 Operating Functions.

(a) The Company and the Company Bank shall cooperate with Parent and Parent Bank in connection with planning for the efficient and orderly combination of the parties and the operation of Parent Bank (including the then former operations of the Company Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Effective Date or such later date as Parent may decide. Without limiting the foregoing, senior officers of the Company and Parent shall meet from time to time as Parent may reasonably request, to review the financial and operational affairs of the Company and the Company Bank, and the Company shall give due consideration to Parent’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither Parent nor Parent Bank shall under any circumstances be permitted to exercise control of the Company or the Company Bank prior to the Effective Time, and (ii) neither the Company nor the Company Bank shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws.

(b) Without the prior written consent of Parent, the Company will not, and will cause the Company Bank not to, take any steps to transition, or take any further steps that prepare to transition, the Company’s or the Company Bank’s information processing systems to any provider other than the current provider (or, if requested by Parent, the provider of such systems to Parent Bank). The Company will not, and will cause the Company Bank not to, terminate, amend or modify any of the agreements referenced on Section 4.15(c) or 7.19(b) of the Company Disclosure Schedule, without the prior written consent of Parent. Section 7.19(b) of the Company Disclosure Schedule lists each agreement to which the Company or the Company Bank is a party that pertains to data processing or information technology services.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been approved and adopted by the Company Requisite Vote of the holders of the outstanding shares of Company Common Stock under the LBCL.

(b) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger, the Liquidation and the Bank Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Liquidation or the Bank Merger (an “Injunction”) shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger, the Liquidation or the Bank Merger.

8.2 Conditions to Obligation of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) this Agreement (other than the representations and warranties set forth in Sections 4.2(a) and 4.9(a)) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that notwithstanding anything herein to the contrary, this Section 8.2(a)(i) shall be deemed to have been satisfied even if such representations and warranties are not true and correct (exclusive of any exceptions in such representations and warranties relating to materiality or Material Adverse Effect) unless the failure of the representations or warranties to be so true and correct would have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (ii) Section 4.2(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date and (iii) Section 4.9(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending or threatened.

(d) Nonperforming Assets. The Company’s and the Company Bank’s aggregate Nonperforming Assets, as defined below, shall not exceed $15.0 million at the month-end that immediately precedes the Closing Date. “Nonperforming Assets” means the sum of the following categories, each as defined in the Thrift Financial Report Instruction Manual (December 2010) or its successors applicable from time to time: (i) loans and leases in “nonaccrual” status, (ii) “other real estate owned,” (iii) “troubled debt restructured” loans and leases, and (iv) the amount (if any) by which “net charge-offs” during the period from January 1, 2011 through the month-end that immediately precedes the Closing Date exceeds consolidated net income during that period.

(e) Consents. Each of the Third-Party Consents (defined in Section 4.4(a)) that is material shall have been obtained and be in full force and effect. Without limiting the factors that may cause a Third-Party Consent to be “material”, a Third-Party Consent will be deemed material if it pertains to an asset or right that, if lost by the Company or the Company Bank prior to the Merger, Liquidation and Bank Merger, would reasonably be expected to have a Material Adverse Effect on the Company.

8.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that notwithstanding anything herein to the contrary, this Section 8.3(a) shall be deemed to have been satisfied even if such representations and warranties are not true and correct (exclusive of any exceptions in such representations and warranties relating to materiality or Material Adverse Effect) unless the failure of the representations or warranties to be so true and correct would have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending or threatened.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated and the Merger, the Liquidation and the Bank Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company (except as otherwise specified in this Section 9.1):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before December 31, 2011 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of the failure of the Effective Time to occur on or before the Outside Date;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable;

(iii) if the Company Shareholder Approval shall not have been obtained at the shareholders meeting called for that purpose or at any adjournment or postponement thereof at which a vote thereon was taken; or

(iv) if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the consummation of the Merger, the Liquidation or the Bank Merger by final, nonappealable action of such Governmental Entity;

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur (A) would result in the failure of any of the conditions set forth in Section 8.1 or 8.2 and (B) cannot be or has not been cured or has not been waived by the earlier of (1) the Outside Date and (2) thirty days after the giving of written notice to the Company of such breach or failure; or

(ii) if, prior to receipt of the Company Shareholder Approval, the Company or the Company Board (or any committee thereof) has (A) effected a Company Adverse Recommendation Change or approved, adopted, endorsed or recommended any Company Acquisition Proposal, (B) failed to recommend the Merger and the approval of this Agreement by the shareholders of the Company, (C) materially breached the terms of Section 7.3 in any respect adverse to Parent, or (D) materially breached its obligations under Section 7.4 by failing to call, give notice of, convene and hold the meeting of the Company’s shareholders in accordance with Section 7.4; or

(iii) if the Company or the Company Board has, in response to the commencement (other than by Parent or a Subsidiary thereof) of a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock, recommended within the ten business day period specified in Rule 14e-2(a) under the Exchange Act, that the shareholders of Company tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act.

(d) by the Company if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur (A) would result in the failure of any of the conditions set forth in Section 8.1 or 8.3 and (B) cannot be or has not been cured or has not been waived by the earlier of (1) the Outside Date and (2) thirty days after the giving of written notice to Parent of such breach or failure.

9.2 Effect of Termination. In the event of such termination, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company, except that Sections 7.2(b), 9.2, 9.3 and Article 10 (other than Sections 10.1 and 10.2) of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any party hereto from any liability or damages resulting from any Intentional Breach, prior to such termination, of any of its representations, warranties, covenants or agreements set forth in this Agreement. “Intentional Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

9.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 9.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) (A) a Company Acquisition Proposal (whether or not conditional) or intention to make a Company Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to senior management of the Company or the Company Board and (B) this Agreement is thereafter terminated by the Company or Parent pursuant to Section 9.1(b)(i) (if the Company Shareholder Approval has not theretofore been obtained) or Section 9.1(b)(iii) or by Parent pursuant to Section 9.1(c)(i), then if within 12 months after such termination the Company or any of its Subsidiaries executes a definitive agreement with respect to, or consummates a transaction contemplated by, any Company Acquisition Proposal (which, in each case, need not be the same Company Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof) then the Company shall pay the Company Termination Fee (defined in subsection 9.3(b)(ii) below) on the date of such execution or consummation, whichever occurs first; or

(ii) this Agreement is terminated by Parent pursuant to Section 9.1(c)(ii) or 9.1(c)(iii), then, in any such event, the Company shall pay to Parent a termination fee of $1.125 million (the “Company Termination Fee”), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c) Payment of the Company Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) at the time provided in Section 9.3(b)(i), in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(i), and (ii) as promptly as reasonably practicable after termination (and, in any event, within two business days thereof), in the case of termination by Parent pursuant to Section 9.1(c)(ii) or Section 9.1(c)(iii).

(d) The Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 9.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for all or a portion of the amounts set forth in this Section 9.3, the Company shall pay to Parent the costs and expenses (including reasonable attorneys’ fees and expenses) of Parent in connection with such suit, together with interest on the amounts set forth in this Section 9.3 from the date payment became due until the date payment is made, at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment became due.

9.4. Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained; provided, that after the Company Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Laws requires further approval or adoption by the shareholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

9.5 Extension of Time; Waiver. At any time prior to the Effective Time, either party may, by action taken or authorized by its Board of Directors, to the extent permitted by applicable Laws, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Laws, waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE X

GENERAL PROVISIONS

10.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Parent’s counsel, Fishman Haygood Phelps Walmsley Willis & Swanson, L.L.P., 201 Saint Charles Avenue, 46th Floor, New Orleans, Louisiana 70170 at 10:00 a.m., or such other place and time as may be agreed to by the parties hereto, and on such date as the parties hereto shall mutually agree, provided that such date may not be later than 15 business days after the satisfaction or waiver (subject to applicable Laws) of the latest to be satisfied or waived of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the “Closing Date”). If the parties, despite reasonable efforts by one or both of them, are unable to agree to a Closing Date within three business days following such satisfaction or waiver, then either party may designate the Closing Date by notice to the other, provided that such date shall be within 10 business days after the date such notice is given (and not later than the Outside Date). If both parties designate a Closing Date pursuant to the preceding sentence that is not the same date, then the earliest notice shall prevail absent an agreement of the parties to the contrary.

10.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent, to:

Home Bancorp, Inc.

503 Kaliste Saloom

Lafayette, LA 70508

Attention: Chief Executive Officer

with copies to:

Home Bancorp, Inc.

503 Kaliste Saloom

Lafayette, LA 70508

Attention: Chief Financial Officer

Fishman Haygood Phelps Walmsley Willis & Swanson, L.L.P.

201 St. Charles Avenue, 46th Floor

New Orleans, Louisiana 70170

Attention: Louis Y. Fishman

(b)	if to the Company, to:

GS Financial Corp.

3798 Veterans Boulevard

Metairie, LA 70002

Attention: Chairman of the Board

with a copy to:

Elias, Matz, Tiernan & Herrick L.L.P.

734 15th Street, N.W.

11th Floor

Washington, D.C. 20005

Attention: Raymond A. Tiernan

10.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 30, 2011. The term “person” or “party” (except when used to refer to the parties to this Agreement) means any individual, trust, partnership, corporation, limited liability company or other entity, including a Governmental Entity. No provision of this Agreement shall be construed to require the Company, Parent or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable Laws. This Agreement results from negotiation by the parties and their counsel and has been finalized as a joint effort between them. Consequently, no single party is responsible for drafting this Agreement or any Section or subsection hereof, and no rule of interpretation against a party responsible for drafting shall be applied with respect to this Agreement or any portion hereof.

10.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreements between Parent and the Company and other than the agreements referred to in Section 7.17.

10.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Louisiana, without regard to any applicable conflicts of law principles thereof.

10.8 Enforcement. The parties agree that irreparable damage would occur if the provisions contained in 7.2(b) of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 7.2(b) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.10 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.11 Knowledge of the Company. For purposes of this Agreement, anything known to the Company Bank shall be deemed to be known to the Company.

[signature page(s) follow(s)]

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PARENT:

Home Bancorp, Inc.

By:	/s/ John W. Bordelon
Name: John W. Bordelon
Title: Chief Executive Officer

THE COMPANY:

GS Financial Corp.

By:	/s/ Albert J. Zahn, Jr.
Name: Albert J. Zahn, Jr.
Title: Chairman of the Board

Exhibit 7.15

Support Agreement

In consideration of the Agreement and Plan of Merger dated as of March 30, 2011, between Parent and the Company (both as defined therein) (the “Merger Agreement”), and as an inducement to Parent to enter into the Merger Agreement and consummate the transactions described therein, I hereby agree as set forth below. Capitalized terms used herein and not otherwise defined are used as defined in the Merger Agreement.

1. Voting Agreement. I agree to vote, and use my best efforts to cause my affiliates (such term is used as defined in Rule 144 under the Securities Act) to vote, all shares of Company Common Stock that are beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by me or any of them (other than in a fiduciary capacity) (a) in favor of the Merger Agreement, at any meeting of the shareholders of the Company (a “Shareholder Meeting”) convened for the purpose of taking a vote with respect thereto or any written consent (a “Shareholder Consent”) solicited with respect thereto, (b) against any Company Acquisition Proposal that conflicts with the Merger Agreement, the Merger, the Bank Merger or the Liquidation at any Shareholder Meeting or the approval of which is sought by any Shareholder Consent and (c) against any amendment of the Company’s or the Company Bank’s Articles of Incorporation or Bylaws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Bank Merger, the Merger Agreement or the Liquidation or any of the other transactions contemplated thereby. From the date hereof and through the time of the Shareholder Meeting that is referred to in Section 7.4 of the Merger Agreement (including any adjournments, postponements or rescheduling thereof), I further agree not to, and to use my best efforts to cause such affiliates not to, transfer any shares of such Company Common Stock to any person (as defined in the Merger Agreement) or deliver a proxy or Shareholder Consent with respect thereto to any person (other than a proxy solicited by the Company Board with respect to a Shareholder Meeting called pursuant to Section 7.4 of the Merger Agreement), except for transfers (i) by operation of law, by will, or pursuant to the laws of descent and distribution or (ii) to a person who has first bound himself, herself or itself to the provisions of this Section 1 as if such person were me.

2. Support. Except to the extent that Section 7.3 of the Merger Agreement expressly permits otherwise, I agree that (a) following distribution of the Proxy Statement to the Company’s shareholders, I will encourage such shareholders to vote their shares in favor of the Merger Agreement and will not discourage any such shareholder from voting in favor thereof, at any Shareholder Meeting, (b) I will not disparage Parent or Parent Bank to any shareholder, employee (which term includes an officer) or customer of the Company or the Company Bank, will not discourage such employees (and, if asked by any employee will encourage such employee) to accept employment with Parent or Parent Bank if such employment is offered on reasonable terms, and will not discourage

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such customers (and, if asked by any customer will encourage such customer) to continue to do business with Parent Bank, as successor to the Company Bank following the Bank Merger, and (c) I will make no public statement that disparages Parent or Parent Bank.

3. No Solicitation of Customers and Employees. From the date of this Support Agreement through the date that is one year following the Effective Time of the Merger, I will not solicit, or assist anyone else in soliciting, away from the Company or the Company Bank or, following the Bank Merger, Parent Bank any person who is, on the date of this Support Agreement or on the Closing Date, an employee or customer of the Company Bank or becomes an employee or customer of Parent Bank, as successor by merger to the Company Bank, at the effective time of the Bank Merger. This prohibition shall apply only if such solicitation is for the purpose of benefitting any competing banking or thrift business in the Parishes of Orleans, Jefferson, St. Bernard, Plaquemines or St. Tammany, State of Louisiana.

4. Capacity. The covenants contained herein shall apply to me solely in my capacity as a shareholder of the Company, and no covenant contained herein shall apply to me in my capacity as a director, officer or employee of the Company or in any other fiduciary capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, my obligations to comply with my fiduciary duties as a director of the Company.

5. Termination. All of the provisions of this Support Agreement shall, if not sooner terminated by the terms hereof, terminate on the date of any termination of the Merger Agreement pursuant to Article IX thereof. Such termination shall not terminate any liability that arises from a breach of this Support Agreement prior to such termination.

6. Severability. The illegality or unenforceability of any provision herein shall not affect the enforceability of any other provision hereof. Any provision that exceeds applicable legal limitations shall be reduced so that it complies with such limitations.

7. Remedies. I acknowledge and agree that Parent could not be made whole by monetary damages in the event of my default of this Support Agreement. It is accordingly agreed and understood that Parent, in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Support Agreement and specifically to enforce this Support Agreement.

8. Applicable Law. This Support Agreement shall be governed by the laws of Louisiana without regard to the conflicts of laws principles thereof.

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This Support Agreement is dated March 30, 2011.

Name:
Title: Director of the Company and/or the Company Bank

Accepted by Parent:

By:
Name:
Title:

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